Exhibit 99.1

DLH Reports Fourth Quarter Fiscal Year 2017 Results
Enters Fiscal 2018 with Strong Growth and Solid Positioning in Key Markets
Atlanta, Georgia - December 6, 2017 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal fourth quarter and year ended September 30, 2017.

Highlights

•	Fourth quarter revenue of $30.4 million, up 12.1% over the fourth quarter of fiscal 2016, representing the first quarter of fully comparable results following 2016 acquisition

•	Full fiscal year 2017 revenue of $115.7 million, up 35.1% year-over-year

•	Gross margin of 23.9% for the fourth quarter and 22.3% for the fiscal year versus 23.0% and 20.8%, respectively, for the fourth quarter and full year of fiscal 2016

•	Diluted earnings per share of $0.08 for the quarter, $0.27 for the fiscal year

•	Cash flow from operations of $6.5 million in fiscal 2017

Management Discussion
“Fiscal 2017 was another successful year for DLH and one in which we expanded margins, posted top line growth, and positioned the Company for continued solid financial results in the quarters to come,” stated DLH President and Chief Executive Officer Zach Parker. “We surpassed $30 million in revenue for the fourth quarter, up 12% year-over-year, highlighting the underlying strength of our core healthcare-related services as well as the key federal agencies we serve. We also generated $6.5 million of cash from operations this past year even as we invested in business development initiatives to grow the Company. The actions we’ve taken - and continue to take - should result in incremental customer penetration, higher-value contracts and, ultimately, revenue acceleration going forward. Given the opportunities that we’re currently bidding on, and the overall demand dynamics of the markets we serve, we are optimistic about the potential for strong operating performance in fiscal 2018.”

Results for the Three Months Ended September 30, 2017
Revenue for the fourth quarter of fiscal 2017 was $30.4 million, up $3.3 million, or 12.1%, over the prior-year fourth quarter. This top line growth reflects the expansion of services on existing contract vehicles throughout the business and small new contract awards.

Gross profit was $7.3 million for the quarter, an increase of $1.0 million, or 16.4%, over the fourth quarter of fiscal 2016 . As a percent of revenue, the Company's gross margin was 23.9% versus 23.0% in the prior-year period. General and Administrative ("G&A") expenses were $4.6 million for the quarter, an increase of $0.5 million over the fiscal 2016 fourth quarter. The year-over-year increase reflects the timing of incentive compensation accruals and investment in business development and management resources to grow DLH’s business. As a percent of revenue, G&A expenses were 15.2% in both periods.

Depreciation and amortization for the quarter was $0.5 million versus $0.8 million in the prior year period, due to the impact of completing the Company's valuation and purchase price allocation for its 2016 acquisition.

Income from operations was $2.1 million for the quarter versus $1.3 million in the prior-year period. This increase reflects gross profit improvement of $1.0 million, partially offset by higher expenses as described above. Income before taxes was $1.8 million for the quarter, an improvement of approximately $1.0 million over the prior-year period.

Net income for the fourth quarter of 2017 was approximately $1.0 million, or $0.08 per diluted share, versus $2.4 million, or $0.20 per diluted share, in the prior-year period. DLH recorded a $0.8 million provision for tax expense during the quarter, versus a tax benefit of $1.6 million in fiscal 2016, with the latter reflecting the release of a portion of DLH’s valuation allowance in connection with its deferred tax assets expected to be realized in future years.

On a non-GAAP basis, Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other items (“Adjusted EBITDA”) for the three months ended September 30, 2017 was approximately $2.7 million versus $2.2 million in the prior-year period.

Results for Year Ended September 30, 2017

DLH posted revenue for the full year ended September 30, 2017 of $115.7 million, an increase of $30.1 million, or 35.1%, over the prior-year period. This increase was primarily due to the acquisition completed in May 2016 and the expansion of services on existing contract vehicles.

Gross profit was $25.9 million, an increase of $8.0 million, or 45.0%, year-over-year on higher revenue and improved operating performance. As a percent of revenue, the Company's gross margin was 22.3% in fiscal 2017 versus 20.8% in fiscal 2016. The higher gross margin was primarily due to the impact of more complex contracts acquired in 2016, and overall effective program management.

G&A expenses were approximately $17.5 million, up $4.9 million, or 39.5%, versus fiscal 2016. As a percent of revenue, G&A expenses were 15.1%, as compared to 14.6% last year, reflecting the impact of the acquisition as well as investment in business development and management resources to grow the Company’s business.

Income from operations for the year ended September 30, 2017 was $6.6 million, an increase of approximately $2.6 million versus fiscal 2016. This improvement was primarily due to $8.0 million of higher gross profit, partially offset by the increase in expenses previously described. Income before taxes for the 2017 fiscal year was $5.4 million compared to $2.4 million for fiscal 2016, which included approximately $0.8 million of acquisition-related expenses.

Net income for the year ended September 30, 2017 was $3.3 million, or $0.27 per diluted share, compared to $3.4 million, or $0.30 per diluted share, for fiscal 2016. The decrease year-over-year was attributable to the higher tax provision in fiscal 2017. For the twelve months ended September 30, 2017 the Company recorded a $2.1 million provision for tax expense versus a tax benefit of $0.9 million in the prior-year period, when a portion of DLH’s valuation allowance was released in connection with its deferred tax assets expected to be realized in future years. The majority of this benefit was recorded in fiscal 2014 and 2015, with a smaller, residual adjustment in fiscal 2016.

Adjusted EBITDA for the year ended September 30, 2017 was $9.0 million, an improvement of approximately $3.3 million, or 56.7%, over the prior-year period. Growth was attributable to increased revenue and gross profit partially offset by additional G&A expenses as described above.

Balance Sheet and Cash Flow

Cash as of September 30, 2017 was $4.9 million, and the Company’s senior debt was $19.7 million, versus cash of $3.4 million and senior debt of $23.4 million as of September 30, 2016. Regarding cash flow, for the fiscal year DLH generated $6.5 million in cash from operations, including the impact of $1.8 million in utilization of tax net operating losses. It is expected that the Company’s cash flow will continue to be positively impacted by utilizing tax net operating losses for the next six to seven years based on current business volumes.

Non-GAAP Financial Measures

The Company believes that providing Income from Operations per share is useful to investors in comparing year over year operating results for 2017 compared to 2016. Income from Operations per share excludes the impact of other income (expense) and income tax benefits, independent of operating results. By providing this non-GAAP measure, we believe that an investor can more easily compare year over year performance.

	Three Months Ended			Twelve months ended
	September 30,			September 30,
($ in thousands, except per share amounts)	2017	2016	Change	2017	2016	Change
Income from operations	$2,149	$1,325	$824	$6,630	$4,064	$2,566
Other income (expense), net	(340)	(542)	202	(1,228)	(1,618)	390
Income before income taxes	1,809	783	1,026	5,402	2,446	2,956
Income tax expense (benefit), net	769	(1,604)	2,373	2,114	(938)	3,052
Net income	$1,040	$2,387	$(1,347)	$3,288	$3,384	$(96)

Net income per fully diluted share	$0.08	$0.20	$(0.12)	$0.27	$0.30	$(0.03)
Income tax expense (benefit), net	0.06	(0.14)	0.20	0.17	(0.08)	0.25
Income before taxes	0.14	0.06	0.08	0.44	0.22	0.22
Other income (expense), net	0.03	0.05	(0.02)	0.10	0.14	(0.04)
Income from operations per fully diluted share	$0.17	$0.11	$0.06	$0.54	$0.36	$0.18

The Company uses Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other items (“Adjusted EBITDA”) as a supplemental non-GAAP measure of our performance. DLH defines Adjusted EBITDA as net income adjusted to exclude (i) interest and other expenses, including acquisition expenses, net, (ii) provision for or benefit from income taxes, if any, (iii) depreciation and amortization, and (iv) G&A expenses - equity grants.

This non-GAAP measure of our performance is used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize these non-GAAP measures to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. DLH believes that these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. By providing this non-GAAP measure as a supplement to GAAP information, DLH believes this enhances investors’ understanding of its business and results of operations.

Reconciliation of GAAP net income to adjusted EBITDA, a non-GAAP measure:

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
($ in thousands, except per share amounts)	2017	2016	Change	2017	2016	Change
Net income	$1,040	$2,387	$(1,347)	$3,288	$3,384	$(96)
(i) Interest and other (income) expense (net):
(i)(a) Interest and other expense	340	542	(202)	1,228	823	405
(i)(b) Acquisition expenses	—	—	—	—	795	(795)
(ii) Provision for taxes	769	(1,604)	2,373	2,114	(938)	3,052
(iii) Depreciation, amortization, and loss on fixed assets	489	788	(299)	1,754	1,244	510
(iv) G&A expenses - equity grants	50	82	(32)	662	466	196
Adjusted EBITDA	$2,688	$2,195	$493	$9,046	$5,774	$3,272

Conference Call and Webcast Details
DLH management will discuss fourth quarter results during a conference call beginning at 11:00 AM Eastern Time on Wednesday, December 6, 2017. Interested parties may listen to the conference call by dialing 877-870-4263 or 412-317-0790. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and using conference code #10114228.

About DLH
DLH (NASDAQ:DLHC) serves federal government clients throughout the United States and abroad delivering technology enabled solutions in key health and human services programs. The Company's core competencies and consulting services include assessment and compliance monitoring, program management, health IT systems integration, data analytics and medical logistics, and pharmacy solutions. DLH has over 1,400 employees serving numerous government agencies. For more information, visit the corporate website at www.dlhcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management "believes", "expects", "anticipates", "plans", “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH`s actual results to differ materially from those indicated by the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2017. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

CONTACTS:

COMMUNICATIONS	INVESTOR RELATIONS
Contact: Tiffany McCall	Contact: Chris Witty
Phone: 404-334-6000	Phone: 646-438-9385
Email: tiffany.mccall@dlhcorp.com	Email: cwitty@darrowir.com

TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue	$30,390	$27,120	$115,662	$85,602
Direct expenses	23,137	20,891	89,812	67,776
Gross margin	7,253	6,229	25,850	17,826
General and administrative expenses	4,615	4,116	17,466	12,518
Depreciation and amortization	489	788	1,754	1,244
Income from operations	2,149	1,325	6,630	4,064
Interest and other income (expense), net	(340)	(542)	(1,228)	(823)
Acquisition cost	—	—	—	(795)
Other income (expense), net	(340)	(542)	(1,228)	(1,618)
Income before income taxes	1,809	783	5,402	2,446
Income tax expense (benefit), net	769	(1,604)	2,114	(938)
Net income	$1,040	$2,387	$3,288	$3,384

Net income per share-basic	$0.09	$0.23	$0.29	$0.34
Net income per share-diluted	$0.08	$0.20	$0.27	$0.30

Weighted average common shares outstanding
Basic	11,502	10,428	11,345	9,966
Diluted	12,528	11,821	12,352	11,220

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	September 30, 2017	September 30, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,930	$3,427
Accounts receivable	11,911	6,637
Other current assets	598	542
Total current assets	17,439	10,606
Equipment and improvements, net	1,391	644
Deferred taxes, net	9,639	11,415
Goodwill and other intangible assets, net	41,116	42,304
Other long-term assets	139	105
Total assets	$69,724	$65,074

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Debt obligations - current	$3,601	$3,560
Derivative financial instruments, at fair value	306	204
Accrued payroll	3,723	3,616
Accounts payable, accrued expenses, and other current liabilities	10,895	7,136
Total current liabilities	18,525	14,516
Total long term liabilities	15,344	18,782
Total liabilities	33,869	33,298
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.10 par value; authorized 5,000 shares, none issued and outstanding	—	—
Common stock, $.001 par value; authorized 40,008 shares; issued and outstanding 11,767 at September 30, 2017 and 11,148 at September 30, 2016	12	11
Additional paid-in capital	82,687	81,897
Accumulated deficit	(46,844)	(50,132)
Total shareholders’ equity	35,855	31,776
Total liabilities and shareholders' equity	$69,724	$65,074

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended
	September 30,
	2017	2016
Operating activities
Net income	$3,288	$3,384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,724	1,244
Amortization of debt financing costs	268	289
Change in fair value of derivative financial instruments	102	27
Stock based compensation expense	662	465
Loss on retirement of equipment	31	3
Deferred taxes, net	1,776	(1,108)
Changes in operating assets and liabilities
Accounts receivable	(5,274)	(3,351)
Other current assets	(56)	(113)
Accounts payable, accrued payroll, accrued expenses and other current liabilities	3,945	5,106
Other long term assets/liabilities	58	94
Net cash provided by operating activities	6,524	6,040

Investing activities
Acquisition net of cash acquired	(250)	(32,241)
Purchase of equipment and improvements	(1,064)	(498)
Net cash used in investing activities	(1,314)	(32,739)

Financing activities
Net (repayments) borrowings on senior debt	(3,750)	23,437
Repayments of capital lease obligations	(86)	(94)
Payment of deferred financing costs	—	(1,333)
Proceeds from issuance of stock	—	2,521
Proceeds from stock option exercise	129	37
Net cash provided by (used in) financing activities	(3,707)	24,568

Net change in cash and cash equivalents	1,503	(2,131)
Cash and cash equivalents at beginning of period	3,427	5,558
Cash and cash equivalents at end of period	$4,930	$3,427

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$883	$454
Cash paid during the period for income taxes	$337	$124
Non-cash equity consideration for acquisition	$—	$2,500
Warrants issued in connection with subordinated debt	$—	$177